Exhibit 10.7


                               SERVICES AGREEMENT

            THIS AGREEMENT, made and entered into this 1st day of July 2001, by and between TBC TELEMARKETING, INC. d/b/a TBC CONSULTING GROUP, a Georgia corporation maintaining offices at 7000 Peachtree Dunwoody Road, Building 16, Suite 300, Atlanta, Georgia 30328 ("TBC"), and MEDIA OUTSOURCING, INC., a New York corporation maintaining offices at 2550 Heritage Court, Atlanta, GA 30328 ("MOS").


                              W I T N E S S E T H:

      WHEREAS, TBC is engaged in the business of providing consulting services to entities utilizing telemarketing services to market products and services;

      WHEREAS, MOS has requested TBC to provide a minimum of two (2) senior consultants ("Consultants") to train, manage and supervise one or more telemarketing centers, selected by MOS to sell magazine subscription packages to consumers selected from MOS's lists and files (the "Program");

      NOW, THEREFORE, for and in consideration of the mutual recitals, terms, covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1.    Obligations of the Parties

            1.1 Services Provided. TBC shall provide the following services ("Services") to MOS: (i) Consultants, Larry Latimer and John Dobbs, or other Consultants with similar background or expertise upon MOS's prior written approval, which approval may not be unreasonably withheld; (ii) services of a call center vendor, approved by MOS; (iii) training of call center employees, who shall be fluent in the English language, to read scripts prepared or approved by MOS, to determine consumers' interest in the purchase of magazine subscription packages and to pass those consumers to a closing or "capping" center selected by MOS; (iv) supervision and management of call center vendors;
(v) provision of daily reports of the call center's activities in a form reasonably acceptable to MOS; and (vi) such other services as the parties may mutually agree to from time to time.

            1.2 Campaign Information. Prior to the commencement of each telemarketing campaign in the Program, MOS shall provide the following information in writing to TBC: (i) start and stop dates of campaign; (ii) number of calls per hour to be made during the campaign; (iii) an approved telemarketing script; (iv) a list of consumers to be contacted (this list may be furnished on daily basis); and (v) such other information as MOS deems appropriate.

            1.3 Call Center Vendor. TBC shall be responsible for contracting with a call center vendor approved by MOS. TBC shall provide MOS with information detailing the vendor's background, business experience and capabilities. MOS may interview vendor's key personnel, if MOS so desires. MOS acknowledges and understands that TBC makes no warranty or representation (i) that a vendor's telemarketing activities will achieve the business results which MOS desires, (ii) as to any vendor's financial viability, or (iii) that TBC controls any vendor's dealings or operations. However, the foregoing shall not relieve TBC of its obligation to perform adequate due diligence into all aspects of vendor's operation or its obligation to provide Services as required by this Agreement. MOS is relying on TBC's judgment in selecting an appropriate vendor. TBC's contract with the vendor shall not make any representations, warranties or other commitments on behalf of MOS, or oblige MOS to take any action with respect to the vendor or the contract. MOS shall not be a party to the vendor contract.

      2.    Fees

            2.1   Base Retainer.

                  2.1.1 Payment. MOS shall pay TBC a base retainer ("Base Retainer") for the Services of $35,000 per month. If requested by MOS, TBC shall provide additional Consultants, acceptable to MOS, and the monthly Base Retainer will increase by an amount equal to one hundred and fifty percent (150%) of the monthly base salary paid by TBC to the additional Consultants. In addition, MOS shall pay an amount equal to one hundred and fifty percent (150%) of any additional cash compensation (not to include employee benefits, FICA withholding and similar items) paid by TBC to such additional Consultants. Prior to such additional Consultants starting work, TBC shall notify MOS of the Consultant's monthly base salary and estimates regarding any additional cash compensation amounts. The increased Base Retainer will be paid only during time such additional

Consultants are utilized, partial months will be pro-rated. By way of example, if two (2) additional Consultants, at a base salary to TBC of $1,000.00 per month apiece, are utilized, the increase to the monthly Base Retainer shall be $3,000.00 per month.

                  2.1.2 Survival of Base Retainer. Unless this Agreement is terminated prior to expiration by TBC for convenience, or by MOS for cause pursuant to Section 6.3.2 of this Agreement, MOS's obligation to pay the Base Retainer shall survive until June, 2004. In the event MOS cancels the Program, MOS will utilize the two Consultants for MOS's other call center activities and will continue to pay the Base Retainer until expiration of the Agreement.

            2.2 Call Center Fees. Prior to the start of each campaign, TBC shall provide MOS with a written estimate of the daily call center fees for such campaign. All fees charged by the call center vendor shall be billed to and paid by TBC. These fees shall, in turn, be billed to MOS by TBC with a mark-up of three percent (3%).

            2.3   Monthly Bonus.

                  2.3.1 Eligibility. Each month TBC will be eligible for an incentive bonus (the "Monthly Bonus") as a result of magazine sales from the Program. The Monthly Bonus is determined by the number of Good Orders (as defined below) estimated by MOS for magazine subscription packages accepted by MOS for the previous month as shown below:


----------------------------------------------
 Monthly Good Orders    Bonus Per Good Order
----------------------------------------------
    Less than 1001              None
----------------------------------------------
     1001 to 1500              $15.00
----------------------------------------------
     1501 to 2000              $20.00
----------------------------------------------
     2001 to 2500              $25.00
----------------------------------------------
     2501 to 3000              $30.00
----------------------------------------------
  Greater than 3000            $35.00
----------------------------------------------

For the avoidance of doubt, TBC and MOS hereby acknowledge and agree that the applicable Bonus Per Good Order for a particular month, as determined in accordance with the table above, shall be paid for each and every Good Order obtained during that month. For example: if the total number of Good Orders for a given month is 2,500, the Bonus Per Good Order for that month would be $25; accordingly, the Monthly Bonus due to TBC for that month would be equal to $62,500 (i.e., the product of $25 (the applicable Bonus Per Good Order) multiplied by 2,500 (the total number of Good Orders for that month)).

                  2.3.2 Good Orders. A Good Order is defined as a magazine subscription package order verified by MOS pursuant to then existing MOS verification policies which order has not been canceled by the consumer during the timely cancellation period then in effect at MOS.

                  2.3.3 Draw Against Monthly Bonus. For the first three (3) months of the Program beginning on July 1, 2001, TBC shall be paid a $15,000.00 per month draw against any Monthly Bonus amounts due TBC. Any Monthly Bonus amounts earned by TBC up to and in excess of $15,000.00 will be first applied to any draw amounts outstanding before being paid to TBC. TBC shall not be entitled to receive any Monthly Bonus payments until the entire draw of $45,000.00 has been repaid.

                  2.3.4 Conditions Precedent. If, for any consecutive four (4) week period, the acquisition cost per Good Order to MOS exceeds $275, then no Monthly Bonus or draw will be paid until the acquisition cost per Good Order is below $275 for a subsequent consecutive four (4) week period (the "Recovery Period"). Upon the conclusion of such Recovery Period, TBC will retroactively be paid the Monthly Bonus amounts that would have been due during the Recovery Period, if the Monthly Bonus had not been suspended.

                  2.3.5 Loan Repayment. The amount of the Monthly Bonus payable to TBC shall be reduced by the monthly amortization payments required by that certain loan agreement ("Loan Agreement") between TBC and MOS.

                  2.3.6 Acquisition Cost. The acquisition cost per Good Order includes lead or file expense, the call center fees, "capping" or closing costs (not to exceed $20 per order), and TBC's Base Retainer and Monthly Bonus (Base Retainer and Monthly Bonus Fees are collectively referred to as "TBC Fees") divided by the aggregate number of Good Orders per month. For purposes of this calculation, the cost of the TBC Fees for the first five (5) months of this Agreement will be deemed to be $40 per Good Order. After this period, the actual TBC Fees shall be used.

            2.4 Out of Pocket Expenses. In addition to the Base Retainer and Monthly Bonus, MOS shall reimburse TBC for reasonable out-of-pocket expenses and travel expenses incurred in providing the Services, provided that MOS has pre-approved such expenses in writing.

      3.    Invoicing and Payment.

            3.1 TBC. TBC shall invoice MOS weekly for the Base Retainer and approved out-of-pocket fees incurred in the prior week. The Base Retainer and any fees which are not subject to a bona fide good faith dispute shall be paid within thirty (30) days of receipt of the invoice. TBC shall invoice MOS monthly for the call center fees incurred in the prior month. Call center fees which are not subject to a bona fide good faith dispute shall be paid within ten (10) business days of receipt of the invoice. All invoiced amounts shall be deemed valid and undisputed unless MOS notifies TBC of a dispute within ten (10) business days from the date of MOS' receipt of the applicable invoice.

            3.2 MOS. By the fifteenth (15th) day of the month, MOS shall pay TBC its Monthly Bonus, if any, earned in the preceding month, subject to the provisions of Section 2.3. MOS shall provide documentation supporting its calculation of the Monthly Bonus.

      4. Maintenance of Records. TBC agrees that during the term of this Agreement and for a twenty-four (24) month period following its termination, TBC will maintain accounting and other business records in accordance with generally accepted accounting procedures, relating to the Services provided hereunder. Upon reasonable notice to TBC, MOS or its designated representative shall have the opportunity to inspect and copy said records during regular business hours at TBC's business premises to verify the accuracy thereof.

      5. Exclusivity of Services. During the term of this Agreement, MOS will offer any outsourced call management assignments to TBC provided that TBC, within ten (10) days of such offer, agrees to provide such services at a price equal to or less than the price quoted by any other bona fide call center company ("CCC") for the same services. If TBC's price should exceed that of other CCC's, MOS can award such contracts to such other CCCs. In consideration of the foregoing, with the exception of any agreements already in place, for the term of this Agreement, TBC shall not provide similar consulting or other services for or with entities engaged in the same or similar magazine business as that of MOS.

      6.    Term and Termination.

            6.1 Term. The term of this Agreement shall commence July 1, 2001 and expire on June 30, 2004.

            6.2   Termination by TBC.

                  6.2.1 For Convenience. TBC at its option may terminate this Agreement at any time by providing MOS thirty (30) days' prior notice of said intention.

                  6.2.2 For Cause. TBC at its option may terminate this Agreement for cause upon the occurrence of any of the following defaults, provided that TBC shall have first provided MOS with a notice detailing any asserted default and thirty (30) days shall have thereafter elapsed without MOS having cured said default:

                        (i) MOS shall have committed a material breach of this Agreement;

                        (ii) MOS shall have ceased or discontinued its daily business operations; shall have filed for receivership, liquidation or dissolution; shall have filed or had filed against it any petition for relief under the United States Bankruptcy Code; or shall have had a receiver appointed to manage its affairs; or

                        (iii) MOS shall have failed to remit payment on any periodic invoice (except for amounts subject to a bona fide good faith dispute) from TBC within forty-five (45) days from receipt of the invoice and after receipt of a past due notice from TBC.

            6.3   Termination by MOS.

                  6.3.1 For Convenience. MOS may, at its option, terminate this Agreement at any time by providing TBC thirty (30) days' prior notice and payment of a termination fee of $200,000.00 (which shall be liquidated damages and not a penalty) plus the complete forgiveness of all amounts due under the Loan Agreement between TBC and MOS, as well as payment of any outstanding invoices.

                  6.3.2 For Cause. MOS may, at its option, terminate this Agreement for cause upon the occurrence of any of the following defaults, provided that, with the exception of 6.3.2(v), MOS shall first have provided TBC with a notice detailing any asserted default and thirty (30) days shall have elapsed without TBC curing said default.

                        (i)   TBC's material breach of this Agreement.

                        (ii) TBC's failure to implement and conduct MOS's telemarketing program within the time frame specified by MOS, or according to any specific written scheduling arrangement upon which MOS and TBC have previously agreed;

                        (iii) TBC's material failure to conduct MOS's telemarketing program in a professional manner as judged by industry standards;

                        (iv) TBC shall have ceased or discontinued its daily business operations; shall have filed for receivership, liquidation or dissolution; shall have filed or had filed against it any petition for relief under the United States Bankruptcy Code; or shall have had a receiver appointed to manage its affairs; and

                        (v) Mr. Daniel Berman voluntarily ceases other than for "Good Reason" (as such term is defined in the Employment Agreement between Mr. Berman and MOS (the "Employment Agreement")), is released for "Cause" (as such term is defined in the Employment Agreement), as an employee of MOS or any affiliate of MOS; dies, or is Permanently Disabled (as such term is defined in the Employment Agreement).

      7.    Indemnification.

            7.1 By TBC. TBC agrees to indemnify, defend and hold MOS harmless from and against any and all claims, causes of action, demands, losses, damages, costs and expenses of any type (including reasonable attorneys' fees and expenses) (collectively "Claims") arising out of or in connection with (i) any failure of TBC or its call center vendor to perform any duties and obligations on MOS's behalf; (ii) any act, transaction or omission by TBC or its call center vendor including, but not limited to, any dealings with third parties, on MOS's behalf, which does not arise from a wrongful act or omission of MOS or any instructions from MOS; or (iii) TBC's breach of this Agreement.

            7.2 By MOS. MOS agrees to indemnify, defend and hold TBC harmless from and against any Claims arising out of or in connection with (i) any wrongful act or omission or instructions from MOS to TBC, or (ii) MOS's breach of this Agreement.

      8. Arbitration. The parties further agree that with the exception of claims for injunctive relief, any dispute, claim or controversy of whatever nature arising out of or relating to the negotiation, execution, performance or breach of this Agreement or any other dealings between them shall be resolved solely by arbitration before three panel members in proceedings conducted in Atlanta, Georgia before the American Arbitration Association in accordance with its Commercial Arbitration Rules. The decision of a majority of said panel members shall be deemed conclusive, final and binding upon the parties; and may be entered as the judgment of any court of competent jurisdiction. The parties shall execute all submission agreements and other documents authorizing the submission of said dispute to arbitration for a final determination and award. The arbitration panel shall be empowered to award attorney's fees and expenses of arbitration (including expert witness fees) to the prevailing party in any such arbitration. Furthermore, with respect to any civil action instituted for injunctive relief, the parties hereby expressly agree to submit themselves to, and consent to the jurisdiction and venue of the federal and state courts located in Atlanta, Georgia.

      9. Confidentiality; Non-Disclosure. The parties agrees that they will maintain the confidentiality of and will not, during the term of this Agreement and for a period of two (2) years thereafter, in any fashion, form or manner, directly or indirectly, use, retain, make copies of, divulge, disclose or communicate one another's Proprietary Information (as hereafter defined) to any person (except a person employed by either of the parties who has a business-justified need to know said information).

      Upon termination of this Agreement, each party shall immediately turn over to the other, all of the other's Proprietary Information, whether the same be in writing, print, copy, audio or video tape, computer program or disc, picture or other medium. Neither party shall have the right to retain any copies of the foregoing for any reason whatsoever after termination without the express written consent of the other party.

      The term "Proprietary Information," as used in this Agreement means:

                        (i) Confidential proprietary information pertaining to each party's business; the identities of actual and prospective clients, consumers or customers; the needs and requirements of clients, consumers or customers and prospective clients, consumers or customers; terms and conditions under which each party deals with its clients, consumers or customers; training manuals, training tapes and films, records, forms, unique techniques, telemarketing scripts, methods and procedures for the operation of each party's business; profit margins; payroll information; financial reports; pricing procedures; and plans for future development; and

                        (ii) all ideas, logos, trade names, service marks, forms, records, MOS lists and procedures whether or not improved upon, developed or conceived during the term of this Agreement.

      Proprietary Information shall not include any information that the receiving party can establish: (a) is or subsequently becomes publicly available through no act or omission of the receiving party; (b) was in the receiving party's lawful possession prior to disclosure of such information, not including such information that was supplied by either party to the other party in contemplation of this Agreement; (c) is subsequently disclosed to receiving party by a third party who is not in breach of an obligation of confidentiality;
(d) is independently developed by the receiving party without the use or benefit of the disclosing party's Proprietary Information; or (e) is required to be disclosed under a court order or a valid subpoena, provided that the receiving party promptly notifies the disclosing party and provides the disclosing party an opportunity to seek an appropriate protective order.

      At the conclusion of the term of this Agreement or at any time that either party shall request of the other prior thereto, the other party shall deliver all notes, memoranda, records, reports, manuals and other documents constituting Proprietary Information, including all copies of such material, which said party may then possess or have under its control and certify in writing that it no longer possesses and has not distributed any Proprietary Information.

      10. Compliance with Laws. The parties shall comply with all applicable federal and state laws, regulations, and rules, and any applicable rules and regulations of the Federal Trade Commission.

      11. Non-Assignment. TBC agrees that it will not transfer or assign this Agreement in whole or in part without first obtaining MOS's prior written consent. Any such assignment in contravention of the foregoing shall be without effect.

      12. Insurance. TBC shall maintain, during the Term of this Agreement, all insurance and/or bonds required by law, including, but not limited to:

            12.1 Worker's Compensation insurance as required by statute and Employer's Liability insurance with limits of not less than $100,000.00 per occurrence.

            12.2 Commercial General Liability insurance (including, but limited to, premised-operations, broad-form property damage, products/completed operations, contractual liability, independent contractors, personal injury) with limits of at least $500,000.00 combined single limit for each occurrence.

            12.3 Professional Liability (Errors and Omissions) insurance, with limits of not less than $1,000,000.00 per occurrence.

            12.4 MOS shall be named as an additional insured to the insurance policies required under this Agreement and this shall be so evidenced upon the Certificate(s) of Insurance. Upon request, TBC shall furnish certificates or adequate proof of the foregoing insurance.

      13. Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction or arbitration panel to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby; and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

      14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective affiliates, subsidiaries, successors and assigns.

      15. Notices. All notices required to be delivered under this Agreement shall be in writing and delivered by overnight courier or mailed by certified mail, return receipt requested, and addressed as provided below. All notices shall be deemed to have been given upon receipt.

            (1)   To TBC:    TBC Consulting Group
                             Attention: Jay Rall
                             7000 Peachtree Dunwoody Road
                             Building 16, Suite 300
                             Atlanta, Georgia 30328

            (2)   To MOS:    Media Outsourcing, Inc.
                             Attention:  Andrew Nelson
                             461 5th Avenue, 19th Floor
                             New York, NY 10017

      16. Construction. This Agreement supersedes all prior negotiations, dealings, representations and promises between the parties, whether oral or written, and constitutes the entire understanding of the parties.

      17. Form of Entity; Authority. Each party represents and warrants that it is authorized by its governing documents and controlling state law to enter into and to perform this Agreement and that the person executing this Agreement on its behalf is fully authorized to execute and deliver this instrument as its binding act.

      18. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia.

      19. Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right unless otherwise expressly provided herein.

      20. Independent Contractor. TBC is an independent contractor in the performance of this Agreement and neither TBC, nor any employee or contractor of TBC shall be deemed to be an employee of MOS. TBC shall not have the authority to bind MOS to any obligation. The fees and other amounts paid to TBC shall not be considered salary for pension purposes, and neither TBC, nor its employees or subcontractors, will be entitled to any fringe or supplementary benefits of MOS. MOS will not withhold any FICA or similar contributions from TBC's fees and other amounts paid to TBC.

      21. Survival. Those provisions, including but not limited to, sections 2.1.2, 4, 7, 8, 9, 17 and 18, which by their nature would survive expiration or termination of this Agreement shall survive such expiration or termination.

      22. Written Modification. This Agreement shall not be amended or modified except by written agreement or addendum executed by the parties.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and to be effective as of the date and year first above written.


                                          TBC TELEMARKETING, INC. d/b/a
                                          TBC CONSULTING GROUP


                                          By:
                                              ----------------------------------

                                          Title:
                                                --------------------------------



                                          MEDIA OUTSOURCING, INC.


                                          By:
                                             -----------------------------------
                                              Andrew Nelson

                                          Title:
                                                --------------------------------